[COMPANY LOGO]                                                     Exhibit 99.1

                                                         For Immediate Release
------------------------------------------------------------------------------

Contacts:
Mark L. Weinstein                       Porter, LeVay & Rose, Inc.
President & Chief Executive Officer     Linda Decker, VP-Investor Relations
Tel: (267) 757-3039                     Jeff Myhre, VP-Editorial
                                        Christian Pflaumer, VP-Media Relations
Ted I. Kaminer                          Tel: (212) 564-4700
Chief Financial Officer
Tel: (267) 757-3189


      BIO-IMAGING TECHNOLOGIES REPORTS RECORD SECOND QUARTER REVENUES AND
                                OPERATING INCOME

               Service Revenue Grows 22%; Operating Income up 38%

NEWTOWN, PA, August 13, 2003 - Bio-Imaging Technologies, Inc., ("Bio-Imaging") (AMEX: BIT) today announced its financial results for the second quarter and six months ended June 30, 2003.

Total revenue for the second quarter 2003 increased 22% to $6.17 million, compared with $5.06 million in the prior year second quarter. Service revenues, which management believes is the key revenue component to measure the Company's top line performance, also surged 22% to $5.36 million in the second quarter of 2003 from $4.39 million during the same period in 2002. The backlog increased to $37.9 million as of June 30, 2003 from $34.6 million year over year, an increase of 9.4%, and from $36.3 million at the end of the first quarter of 2003.

These revenues were generated from 50 clients encompassing 118 distinct projects, down slightly from the 54 clients and 126 projects that generated second quarter 2002 revenues. The decrease in the number of clients and projects is primarily due to the sales and marketing efforts being focused on larger clinical trials.

Operating income for second quarter 2003 increased 37% to a record $512,000 as compared to $372,000 during the same prior year period.




                                     -more-
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                                      -2-

Second quarter 2003 income before income tax increased 37% to $469,000 from $340,000 in the second quarter of 2002. Income tax provision rose to $124,000 for the second quarter of 2003 from $49,000 in the second quarter of 2002; this was the result of the increase in the Company's effective tax rate in the second quarter of 2003 as compared to the prior year second quarter. Accordingly, the increase in income before income taxes was offset by the increase in the income tax provision.

The Company's effective tax rate for the second quarter of 2003 was 26.5% as compared to 14.5% for the prior year second quarter because of diminishing levels of state and federal net operating losses available to the Company in 2003. The increase in the effective tax rate resulted in net income of $345,000, or $0.03 earnings per diluted share in the second quarter of 2003 as compared to net income of $291,000, or $0.03 earnings per diluted share in the second quarter of 2002.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, "The second quarter of 2003 was the 12th consecutive profitable quarter, during a period in which we made the necessary expenditures to position Bio-Imaging for long-term growth."

Mr. Weinstein also said, "In the last six months, we have consolidated our physical plants in the US, integrating the assets from our Quintiles Intelligent Imaging acquisition into our Newtown, PA, operations. Also in the last several months, we have added some top managerial talent, and we have expanded our offices in Leiden, Netherlands."

For the six months ended June 30, 2003, total revenues were up over 20% at $11.87 million compared with $9.8 million in total revenue for the half year ended June 30, 2002. Service revenues rose to $10.46 million for the first half-year 2003 from $8.26 million for the first half-year 2002.

Income before income tax provision for the first half year of 2003 was $835,000 up from $660,000 in the first half year of 2002. Income tax provision rose to $234,000 for the first six months of 2003 up from $72,000 for the first six months of 2002. Again, this reflected the diminishing levels of state and federal net operating losses available to the Company in 2003.

As a result, net income was up marginally at $601,000, or $0.06 per diluted share, for the first six months of 2003 compared with $588,000, or $0.06 per diluted share for the first six months of 2002.

Mr. Weinstein added, "Looking ahead, we foresee an increase in the utilization of medical imaging in clinical trials for two reasons. First, regulatory requirements will drive demand, and second, the technology of medical imaging continually improves, making it increasingly valuable as a clinical tool."

He continued, "We are bullish on the growth in our market. Over the past three years, we believe we have proved our operational model with sequential growth in revenues. We look forward to a second half of continued sound performance."

Weinstein concluded, "We are pleased that our operating margin improved to 8.3% in the second quarter of 2003, as compared to 7.4% during the prior year period, while absorbing a full quarter of general and administrative expenses related to the significant infrastructure improvements made during 2002 and the first quarter of 2003. As we look out to the remainder of 2003, we anticipate our total revenue for 2003 to be in the range of $22 - $26 million and diluted earnings per share of $0.12 - $0.15 per share. For 2004, we expect total revenue growth in excess of 20% and earnings per share growth in excess of 30%."

                                      more

Mr. Weinstein, Dr. David Nowicki, the Company's Chairman, and Ted Kaminer, the Company's Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 11 a.m. EDT on August 13, 2003. Those who wish to participate in the conference call may telephone (888) 335-6674. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #4047082.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab (Newtown, PA), European Core Lab (Leiden, The Netherlands) and US Business Offices (Massachusetts and California).

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                            -FINANCIAL TABLES FOLLOW-

                 BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations

                                   (unaudited)

                      (In thousands, except per share data)

                         For the Three Months Ended   For the Six Months Ended
                            06/30/03    06/30/02        06/30/03    06/30/02
                            --------    --------        --------    --------

Service revenues              5,364       4,385           10,460      8,258
Reimbursement revenues          805         672            1,413      1,542
                            -------     -------         --------     -------
Total revenues              $ 6,169     $ 5,057         $ 11,873    $ 9,800
                            -------     -------         --------     -------

Costs and Expenses:
  Cost of revenues            4,129       3,555            8,076      6,952
  General & admin. expenses     998         690            1,911      1,282
  Sales & marketing expenses    530         440              981        856
                            -------     -------         --------     -------
    Total cost and expenses   5,657       4,685           10,968      9,090
                            -------     -------         --------     -------
Income from operations          512         372              905        710

Interest Expense - net           43          32               70         50
                            -------     -------         --------     -------
Income before taxes             469         340              835        660
Income tax provision            124          49              234         72
                            -------     -------         --------     -------
Net income                      345         291              601        588
                            =======     =======         ========     =======
Basic Earning per share     $  0.04     $  0.03         $   0.07     $ 0.07
                            =======     =======         ========     =======
Weighted average number
of shares - basic             8,732       8,335            8,641      8,314

Diluted earnings per share  $  0.03     $  0.03         $   0.06     $ 0.06
                            =======     =======         ========     =======
Weighted average number of
shares - diluted             10,299       9,743           10,120      9,682

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                     ASSETS


                                   June 30, 2003             December 31, 2002
                                   -------------             ------------------
Current assets:                     (unaudited)


  Cash and cash equivalents          $    3,494                  $   2,563
    Accounts receivable                   4,181                      3,928
    Prepaid expenses and other
    current assets                          568                        399
    Deferred income taxes                   364                        364
                                     ----------                  ----------
       Total current assets               8,607                      7,254

  Property & equipment net                4,051                      3,611
  Other assets                              563                        575
                                     ----------                  ----------
        Total assets                 $   13,221                  $  11,440
                                     ==========                  =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


  Current liabilities:
    Accounts payable                 $     831                   $     660
    Accrued expenses and
    other current liabilities            1,379                        1,364
    Deferred revenue                     4,162                        3,265
    Current maturities of long-term
    debt and capital lease obligations     648                          585
                                     ----------                  ----------
        Total current liabilities        7,020                        5,874

  Long-term debt and capital lease
  obligations                            1,238                        1,379
  Other liability                           --                          568
        Total liabilities            ----------                  ----------
                                         8,258                        7,821

  Stockholders' equity:
    Common stock -                           2                            2
    Additional paid-in capital          10,148                        9,405
    Accumulated deficit                 (5,187)                      (5,788)
                                     ----------                  ----------
        Total stockholders' equity       4,963                        3,619
                                     ----------                  ----------
        Total liabilities &
        stockholders' equity         $  13,221                   $   11,440
                                     ==========                  =========


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